Exhibit 99.1

News Release

www.nortel-canada.com

FOR IMMEDIATE RELEASE:	June 19, 2012

For more information:

Media Relations

MediaRelations@nortel-canada.com

Nortel Announces US$45 Million Allocation Settlement Agreement with APAC and CALA Nortel Entities

TORONTO—Nortel* Networks Corporation [OTC: NRTLQ] today announced that it, Nortel Networks Limited (NNL), and certain other Nortel entities including Nortel Networks Inc, Nortel Networks UK Limited (in administration) and Nortel Networks S.A. (in administration and liquidation judicaire) have entered into an Allocation Settlement Agreement (Agreement) with Nortel entities in the Asia Pacific (APAC) and Caribbean and Latin America (CALA) regions (4th Estate Entities) providing for, among other matters, a final allocation to the 4th Estate Entities from the sale proceeds of Nortel’s businesses.

Under the terms of the Agreement, a total of US$45 million from the sale proceeds held in escrow will be allocated among the 4th Estate Entities that participated in the various global business sales. The Agreement further provides for acknowledgement and agreement on inter-company payables and receivables among the 4th Estate Entities as well as between the 4th Estate Entities and other Nortel entities party to the Agreement, as at a certain date. Thus, conclusion of the Agreement will enable the 4th Estate Entities to commence liquidation proceedings in their respective jurisdictions, all part of Nortel’s global wind down and another important step toward the conclusion of the creditor protection proceedings.

The Agreement is subject to court approval in Canada and the U.S. Upon receipt of court approvals and completion of the Agreement, the 4th Estate Entities will have no further claim to the sale proceeds held in escrow and no longer be a party to the mediation. As previously reported, the current mediation process commenced with an introductory session held on April 24, 2012 before the court-appointed mediator, the Honourable Warren K. Winkler, Chief Justice of Ontario. Apart from the allocation provided for under the Agreement as described above, the mediation process continues with respect to the determination of inter-estate matters including the allocation of the remainder of the sale proceeds among the various other Nortel entities that participated in the sales of Nortel’s businesses.

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As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

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About Nortel

For more information, visit Nortel on the Web at www.nortel-canada.com.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: obtain required approvals and successfully consummate remaining divestitures; ability to satisfy remaining transition services agreement obligations in connection with divestiture of businesses and assets; successfully conclude ongoing discussions for the sale of Nortel’s remaining assets; develop, obtain required approvals for, and implement a court approved plan; allocation of the sale proceeds of our businesses and assets among the various Nortel entities participating in these sales may take considerable time to resolve; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; maintain adequate cash on hand in each of its jurisdictions to fund remaining work within the jurisdiction during the Creditor Protection Proceedings; obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the U.S. Principal Officer, the U.S. Creditors’ Committee, or other third parties; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; operate effectively, and in consultation with the Canadian Monitor, the Canadian creditors’ committee, the U.S. Creditors’ Committee, the U.S. Principal Officer,and work effectively with the U.K. Administrators and French Administrator in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings; retain and incentivize key employees as may be needed; retain, or if necessary, replace suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain regarding our remaining stranded contracts; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s remaining restructuring work including fluctuations in foreign currency exchange rates; the sufficiency of workforce and cost reduction initiatives; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.